Exhibit 99.6

EXCHANGE AND TRANSMITTAL INFORMATION BOOKLET

I/we, the undersigned, surrender to you for exchange the share(s) of common stock of Lockheed Martin Corporation (“Lockheed Martin”), par value $1.00 per share (“Lockheed Martin common stock”), identified below. I/we certify that I/we have complied with all requirements as stated in the instructions included herein, am/are the registered holder(s) of (i) the share(s) of Lockheed Martin common stock in certificated form represented by the enclosed certificate(s) or (ii) the share(s) of Lockheed Martin common stock held in book-entry form via the Direct Registration System maintained by Computershare Trust Company, N.A. (“DRS”) or CDI Shares (as defined below), and, in all cases, have full authority to surrender these shares of Lockheed Martin common stock, give the instructions in the Letter of Transmittal (the “Letter of Transmittal”) and warrant that these shares of Lockheed Martin common stock are free and clear of all liens, restrictions, adverse claims and encumbrances. “CDI Shares” means shares of Lockheed Martin common stock in uncertificated form held under Lockheed Martin Direct Invest, the stock purchase and dividend reinvestment plan administered by Computershare Trust Company, N.A.

I/we acknowledge that, immediately following the consummation of the exchange offer, Lion Merger Co. (“Merger Sub”), a wholly-owned subsidiary of Leidos Holdings, Inc. (“Leidos”), will be merged with and into Abacus Innovations Corporation (“Splitco”), with Splitco surviving the merger and becoming a wholly owned subsidiary of Leidos (the “Merger”). In the Merger, each issued and outstanding share of common stock of Splitco (“Splitco common stock”) will be converted into the right to receive one share of common stock, par value $0.0001 per share, of Leidos (“Leidos common stock”). I/we further acknowledge that I/we will not receive Splitco common stock, but will only receive shares of Leidos common stock in the Merger.

As specified in the Prospectus—Offer to Exchange, dated July 11, 2016 (the “Prospectus”), fractional shares of Leidos common stock will not be delivered to tendering stockholders. In lieu of any fractional shares, the holders of Splitco common stock will receive a cash amount, without interest. See the section of the Prospectus entitled “This Exchange Offer—Terms of this Exchange Offer—Fractional Shares.” Fractional shares of Leidos common stock allocable to any holders of Splitco common stock will be aggregated. The undersigned instructs issuance of a check in lieu of the fractional shares and mailing of the check by first-class mail, postage prepaid, to the address indicated in the “Special Delivery Instructions.”

INSTRUCTIONS TO THE LETTER OF TRANSMITTAL

IMPORTANT—PLEASE READ THESE INSTRUCTIONS CAREFULLY

BEFORE COMPLETING THE LETTER OF TRANSMITTAL

Reference is made to the Prospectus and the Letter of Transmittal and this Exchange and Transmittal Information Booklet, which, together with any amendments or supplements thereto or hereto, constitute the offer by Lockheed Martin to exchange all issued and outstanding shares of Splitco common stock for shares of Lockheed Martin common stock that are validly tendered and not properly withdrawn upon the terms and subject to the conditions set forth herein and in the Prospectus. Immediately following the consummation of the exchange offer, Merger Sub, a wholly-owned subsidiary of Leidos, will be merged with and into Splitco, with Splitco surviving the merger and becoming a wholly-owned subsidiary of Leidos (the “Merger”). In the Merger, each issued and outstanding share of Splitco common stock will be converted into the right to receive one shares of Leidos common stock. Accordingly, Splitco common stock will not be transferred to participants in the exchange offer; participants will instead receive shares of Leidos common stock in the Merger. No trading market currently exists or will ever exist for Splitco common stock. You will not be able to trade the Splitco common stock before or after they are converted into the right to receive shares of Leidos common stock in the Merger. There can be no assurance that shares of Leidos common stock issued in the Merger will trade at the same prices at which shares of Leidos common stock are traded prior to the Merger.

Although Lockheed Martin has mailed the Prospectus to the extent required by U.S. law, including to stockholders located outside the United States, the Prospectus is not an offer to buy, sell or exchange and it is not a solicitation of an offer to buy or sell any shares of Lockheed Martin common stock, Leidos common stock or Splitco common stock in any jurisdiction in which such offer, sale or exchange is not permitted.

Countries outside the United States generally have their own legal requirements that govern securities offerings made to persons resident in those countries and often impose stringent requirements about the form and content of offers made to the general public. None of Lockheed Martin, Splitco or Leidos has taken any action under non-U.S. laws or regulations to facilitate a public offer to exchange shares of Lockheed Martin common stock, Splitco common stock or Leidos common stock outside the United States. Accordingly, the ability of any non-U.S. person and any U.S. person residing outside of the United States to tender shares of Lockheed Martin common stock in the exchange offer will depend on whether there is an exemption available under the laws of such person’s home country or country of residence that would permit the person to participate in the exchange offer without the need for Lockheed Martin, Splitco or Leidos to take any action to facilitate a public offering in that country or otherwise. For example, some countries exempt transactions from the rules governing public offerings if they involve persons who meet certain eligibility requirements relating to their status as sophisticated or professional investors.

Non-U.S. stockholders and U.S. stockholders residing outside of the United States should consult their advisors in considering whether they may participate in the exchange offer in accordance with the laws of their home countries or countries of residence, as applicable, and, if they do participate, whether there are any restrictions or limitations on transactions in the shares of Lockheed Martin common stock, shares of Splitco common stock or shares of Leidos common stock that may apply in such countries. None of Lockheed Martin, Splitco or Leidos can provide any assurance about whether such limitations may exist. For additional information about limitations on the exchange offer outside the United States, see the section in the Prospectus entitled “This Exchange Offer—Certain Matters Relating to Non-U.S. Jurisdictions.”

The exchange offer and withdrawal rights will expire at 8:00 a.m., New York City time, on August 16, 2016, unless the exchange offer is extended or terminated. The last day on which tenders will be accepted, whether on August 16, 2016 or any later date to which the exchange offer is extended, is referred to in this document as the “expiration date.” Shares tendered pursuant to the exchange offer may be withdrawn at any time prior to expiration of the exchange offer.

PLEASE SEE THE SECTION IN THE PROSPECTUS ENTITLED “THIS EXCHANGE OFFER” FOR ADDITIONAL INFORMATION AND DETAIL CONCERNING THE EXCHANGE OFFER AND THE PROCEDURES FOR TENDERING YOUR SHARES OF LOCKHEED MARTIN COMMON STOCK.

Exchange of Lockheed Martin Common Stock—General Information

Appointment of the Lockheed Martin Designees as Attorneys-in-Fact and Proxy

By executing the Letter of Transmittal, you irrevocably appoint Lockheed Martin’s designees, including the exchange agent, as your attorneys-in-fact and proxies, each with full power of substitution, to the full extent of your rights with respect to your shares of Lockheed Martin common stock tendered and accepted for exchange by Lockheed Martin and with respect to any and all other shares of Lockheed Martin common stock and other securities issued or issuable in respect of the shares of Lockheed Martin common stock on or after the expiration of the exchange offer. That appointment is effective when and only to the extent that Lockheed Martin deposits the shares of Splitco common stock for the shares of Lockheed Martin common stock that you have tendered with the exchange agent. All such proxies will be considered coupled with an interest in the tendered Lockheed Martin common stock and therefore will not be revocable. Upon the effectiveness of the appointment, all prior proxies that you have given will be revoked and you may not give any subsequent proxies (and, if given, they will not be deemed effective). Lockheed Martin’s designees will, with respect to the shares of Lockheed Martin common stock for which the appointment is effective, be empowered, among other things, to exercise all of your voting and other rights as they, in their sole discretion, deem proper. Lockheed Martin reserves the right to require that, in order for shares of Lockheed Martin common stock to be deemed validly tendered, immediately upon Lockheed Martin’s acceptance for exchange of those shares of Lockheed Martin common stock, Lockheed Martin must be able to exercise full voting rights with respect to those shares.

Lockheed Martin Common Stock Deemed Accepted for Exchange Upon Notice by Lockheed Martin to the Exchange Agent

For purposes of the exchange offer, Lockheed Martin will be deemed to have accepted for exchange, and thereby exchanged, shares of Lockheed Martin common stock validly tendered and not properly withdrawn if and when Lockheed Martin notifies the exchange agent of its acceptance of the tenders of those shares of Lockheed Martin common stock pursuant to the exchange offer.

Upon the consummation of the exchange offer, Lockheed Martin will irrevocably deliver to the exchange agent a global certificate representing all of the shares of Splitco common stock being distributed by Lockheed Martin, with irrevocable instructions to hold the shares of Splitco common stock as agent for the holders of shares of Lockheed Martin common stock validly tendered and not properly withdrawn in the exchange offer and, in the case of a pro rata distribution, if any, Lockheed Martin stockholders whose shares of Lockheed Martin common stock remain outstanding after the consummation of the exchange offer. For more information, see the section in the Prospectus entitled “This Exchange Offer—Terms of this Exchange Offer.” Leidos will deposit in a reserve account with its transfer agent, for the benefit of persons who received shares of Splitco common stock in the exchange offer, book-entry authorizations representing shares of Leidos common stock, with irrevocable instructions to hold the shares of Leidos common stock as agent for the holders of shares of Splitco common stock.

Upon surrender of the documents required by the exchange agent, duly executed, each former holder of shares of Splitco common stock will receive in exchange therefor shares of Leidos common stock and/or cash in lieu of fractional shares, as the case may be. You will not receive any interest on any cash paid to you, even if there is a delay in making the payment.

Lockheed Martin Will Determine the Validity of Any Tender

Lockheed Martin will determine questions as to the validity, form, eligibility (including time of receipt) and acceptance for exchange of any tender of shares of Lockheed Martin common stock, in Lockheed Martin’s sole discretion, and its determination will be final and binding. Lockheed Martin reserves the absolute right to reject any and all tenders of shares of Lockheed Martin common stock that it determines are not in proper form or the acceptance of or exchange for which may, in the opinion of its counsel, be unlawful. Lockheed Martin also reserves the absolute right to waive any of the conditions of the exchange offer, or any defect or irregularity in the tender of any shares of Lockheed Martin common stock. Notwithstanding the foregoing, Lockheed Martin stockholders may challenge a determination made by Lockheed Martin in a court of competent jurisdiction and a final, non-appealable order or judgment of a court of competent jurisdiction will be final and binding on all parties. No tender of shares of Lockheed Martin common stock is valid until all defects and irregularities in such tender of Lockheed Martin common stock have been cured or waived. Neither Lockheed Martin nor the exchange agent, the information agent or any other person is under any duty to give notification of any defects or irregularities in the tender of any shares of Lockheed Martin common stock or will incur any liability for failure to give any such notification. Lockheed Martin’s interpretation of the terms and conditions of the exchange offer (including the Letter of Transmittal and instructions thereto) will be final and binding.

Return of Lockheed Martin Common Stock if Tender Not Accepted

If Lockheed Martin does not accept for exchange any tendered shares of Lockheed Martin common stock for any reason pursuant to the terms and conditions of the exchange offer, the exchange agent (i) in the case of shares of Lockheed Martin common stock held in certificated form, will return certificates representing those shares without expense to the tendering stockholder, (ii) in the case of book-entry shares held through DRS, will cause those shares to be credited to the DRS account from which they were tendered, (iii) in the case of CDI Shares, will cause those shares to be credited by the exchange agent to the tendering stockholder’s account under Lockheed Martin Direct Invest, from which they were tendered and (iv) in the case of shares tendered by book-entry transfer pursuant to the procedures set forth in the Prospectus in the section entitled “This Exchange Offer—Terms of this Exchange Offer—Procedures for Tendering,” will cause those shares to be credited to an account maintained with The Depository Trust Company, in each case promptly following expiration or termination of the exchange offer.

Effect of Tenders

A tender of Lockheed Martin common stock pursuant to any of the procedures described above will constitute your acceptance of the terms and conditions of the exchange offer as well as your representation and warranty to Lockheed Martin that (i) you have the full power and authority to tender, sell, assign and transfer those tendered shares (and any and all other shares of Lockheed Martin common stock or other securities issued or issuable in respect of such shares), (ii) when the same are accepted for exchange, Lockheed Martin will acquire good and unencumbered title to those shares, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claims and (iii) you own the shares being tendered within the meaning of Rule 14e-4 promulgated under the Securities Exchange Act of 1934 (the “Exchange Act”).

It is a violation of Rule 14e-4 under the Exchange Act for a person, directly or indirectly, to tender shares of Lockheed Martin common stock for such person’s own account unless, at the time of tender, the person so tendering (i) has a net long position equal to or greater than the amount of (a) shares of Lockheed Martin common stock tendered or (b) other securities immediately convertible into or exchangeable or exercisable for the shares of Lockheed Martin common stock tendered and such person will acquire such shares for tender by conversion, exchange or exercise and (ii) will cause such shares to be delivered in accordance with the terms of this document. Rule 14e-4 provides a similar restriction applicable to the tender of guarantee of a tender on behalf of another person.

The exchange of shares of Lockheed Martin common stock validly tendered and accepted for exchange pursuant to the exchange offer will be made only after timely receipt by the exchange agent of (i)(a) certificates representing all physically tendered shares of Lockheed Martin common stock or (b) in the case of shares delivered by book-entry transfer through The Depository Trust Company, confirmation of a book-entry transfer of those shares of Lockheed Martin common stock in the exchange agent’s account at The Depository Trust Company, (ii) the Letter of Transmittal

for shares of Lockheed Martin common stock, properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer through The Depository Trust Company, an agent’s message and (iii) any other required documents.

Potential Limitation on Number of Shares of Lockheed Martin Common Stock Received

If, upon the expiration of the exchange offer, Lockheed Martin stockholders have validly tendered and not properly withdrawn more shares of Lockheed Martin common stock than Lockheed Martin is able to accept for exchange (taking into account the exchange ratio and the total number of shares of Splitco common stock owned by Lockheed Martin), Lockheed Martin will accept for exchange the shares of Lockheed Martin common stock validly tendered and not properly withdrawn by each tendering stockholder on a pro rata basis, based on the proportion that the total number of shares of Lockheed Martin common stock to be accepted bears to the total number of shares of Lockheed Martin common stock validly tendered and not properly withdrawn (calculated to six decimal points), and subject to any adjustment necessary to ensure the exchange of all shares of Splitco common stock owned by Lockheed Martin, except for tenders of odd-lots.

Any beneficial holder of fewer than 100 shares of Lockheed Martin common stock who wishes to tender all of those shares without being subject to proration as discussed above must check the box under the title “ODD-LOT SHARES” on the Letter of Transmittal. If your odd-lot shares are held by a broker, dealer, commercial bank, trust company or similar institution for your account, you can contact your broker, dealer, commercial bank, trust company or similar institution and request the preferential treatment. Partial tenders and beneficial holders of 100 or more shares of Lockheed Martin common stock are not eligible for this preference.

Binding Agreement

The tender of shares of Lockheed Martin common stock pursuant to any of the procedures described in the Letter of Transmittal, this Exchange and Transmittal Information Booklet and the Prospectus will constitute a binding agreement between Lockheed Martin and you upon the terms of and subject to the conditions to the exchange offer.

Procedures for Tendering

The exchange of shares of Lockheed Martin common stock tendered and accepted for exchange pursuant to the exchange offer will be made only after timely receipt by the exchange agent of (i)(a) certificates representing all physically-tendered shares of Lockheed Martin common stock (which does not include book-entry shares held through DRS or CDI Shares) or (b) in the case of shares delivered by book-entry transfer through The Depository Trust Company, confirmation of a book-entry transfer of those shares of Lockheed Martin common stock in the exchange agent’s account at The Depository Trust Company, (ii) the Letter of Transmittal for shares of Lockheed Martin common stock, properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer through The Depository Trust Company, an agent’s message and (iii) any other required documents.

The method of delivery of certificates of shares of Lockheed Martin common stock and all other required documents, including delivery through The Depository Trust Company, is at your option and risk, and the delivery will be deemed made only when actually received by the exchange agent. If delivery is by mail, it is recommended that you use registered mail with return receipt requested, properly insured. In all cases, you should allow sufficient time to ensure timely delivery.

Certificates representing shares of Splitco common stock will not be issued to tendering holders of shares of Lockheed Martin common stock pursuant to the exchange offer. Rather than issuing certificates representing such shares of Splitco common stock to tendering Lockheed Martin stockholders, the exchange agent will cause shares of Splitco common stock to be credited to records maintained by the exchange agent for the benefit of the respective holders. Immediately following the consummation of the exchange offer, Merger Sub will be merged with and into Splitco and each share of Splitco common stock will be converted into the right to receive one share of Leidos common stock and cash in lieu of fractional shares. As promptly as practicable following the consummation of the Merger and Lockheed Martin’s notice and determination of the final proration factor, if any, Leidos’s transfer agent will credit the shares of Leidos common stock into which the shares of Splitco common stock have been converted to book-entry accounts maintained for the benefit of the Lockheed Martin stockholders who received shares of Splitco common stock in the exchange offer or as a pro rata distribution, if any, and will send these holders a statement evidencing their holdings of shares of Leidos common stock.

Shares Held in Certificated Form

If you hold certificates representing shares of Lockheed Martin common stock, you must deliver to the exchange agent a properly completed and duly executed Letter of Transmittal, along with any required signature guarantees and any other required documents and the certificates representing the shares of Lockheed Martin common stock tendered. The exchange agent’s addresses are listed on the last page of this Exchange and Transmittal Information Booklet.

Book-Entry Shares Held through DRS

If you hold shares of Lockheed Martin common stock in book-entry form via DRS, you must deliver to the exchange agent a properly completed and duly executed Letter of Transmittal, together with any required signature guarantees and any other required documents. Since certificates are not issued for book-entry shares held through DRS, you do not need to deliver any certificates representing those shares to the exchange agent. The exchange agent’s addresses are listed on the last page of this Exchange and Transmittal Information Booklet.

CDI Shares

If you hold CDI Shares, you must deliver to the exchange agent at the address listed on the Letter of Transmittal for shares of Lockheed Martin common stock a properly completed and duly executed Letter of Transmittal, together with any required signature guarantees and any other required documents. Since certificates are not issued for CDI Shares, you do not need to deliver any certificates representing those shares to the exchange agent. If you tender all of your CDI Shares, and all of your CDI Shares are accepted in the exchange offer, then your participation in the stock purchase and dividend reinvestment plan will be terminated and any dividend due will be paid in cash.

Shares Held Through a Broker, Dealer, Commercial Bank, Trust Company or Similar Institution

If you hold shares of Lockheed Martin common stock through a broker, dealer, commercial bank, trust company or similar institution and wish to tender your shares of Lockheed Martin common stock in the exchange offer, you should follow the instructions sent to you separately by that institution. In this case, you should not use a Letter of Transmittal to direct the tender of your shares of Lockheed Martin common stock. Please contact your institution directly if you have not yet received instructions. Some financial institutions may also effect tenders by book-entry transfer through The Depository Trust Company. If that institution holds shares of Lockheed Martin common stock through The Depository Trust Company, it must notify The Depository Trust Company and cause it to transfer the shares into the exchange agent’s account in accordance with The Depository Trust Company’s procedures. The institution must also ensure that the exchange agent receives an agent’s message from The Depository Trust Company confirming the book-entry transfer of your shares of Lockheed Martin common stock. A tender by book-entry transfer will be completed upon receipt by the exchange agent of an agent’s message, book-entry confirmation from The Depository Trust Company and any other required documents.

The term “agent’s message” means a message, transmitted by The Depository Trust Company to, and received by, the exchange agent and forming a part of a book-entry confirmation, which states that The Depository Trust Company has received an express acknowledgment from the participant in The Depository Trust Company tendering the shares of Lockheed Martin common stock which are the subject of the book-entry confirmation, that the participant has received and agrees to be bound by the terms of the Letter of Transmittal (including the instructions thereto) and that Lockheed Martin may enforce that agreement against the participant.

The exchange agent will establish an account with respect to the shares of Lockheed Martin common stock at The Depository Trust Company for purposes of the exchange offer, and any eligible institution that is a participant in The Depository Trust Company may make book-entry delivery of shares of Lockheed Martin common stock by causing The Depository Trust Company to transfer the shares into the exchange agent’s account at The Depository Trust Company in accordance with The Depository Trust Company’s procedure for the transfer. Delivery of documents to The Depository Trust Company does not constitute delivery to the exchange agent.

Shares Held in the Lockheed Martin Savings Plans

If you have one or more accounts in the Lockheed Martin Corporation Salaried Savings Plan, the Lockheed Martin Corporation Operations Support Savings Plan, the Lockheed Martin Corporation Hourly Savings Plan Plus, the Lockheed Martin Corporation Performance Sharing Plan for Bargaining Employees, the Lockheed Martin Corporation Capital Accumulation Plan, the Lockheed Martin Corporation Capital Accumulation Plan for Hourly Employees and the Lockheed Martin Corporation Basic Benefit Plan for Hourly Employees (each, a “Lockheed Martin Savings Plan” and collectively the “Lockheed Martin Savings Plans”) and your account(s) holds units of the Employee Stock

Ownership Fund (the “ESOP Fund”) or the Company Stock Fund (the “LM Plan Company Stock Fund”), the unitized funds invested in Lockheed Martin common stock and cash and short-term equivalents maintained for liquidity purposes under the Lockheed Martin Savings Plan, you may elect either to keep or to exchange some or all of the shares attributable to the units held in your account for shares of Splitco common stock. You will receive instructions by letter or email (as permitted by the Lockheed Martin Savings Plans) informing you how to make an election. If you do not make a timely election to exchange some or all of the shares attributable to your account in accordance with the instructions by the deadline set forth in the instructions, none of the shares held for your account attributable to the units of the ESOP Fund and/or the LM Plan Company Stock Fund will be exchanged for shares of Splitco common stock in the exchange offer and your holdings of units of the ESOP Fund and/or the LM Plan Company Stock Fund will remain unchanged. If you timely elect to exchange shares attributable to units of the ESOP Fund and/or the LM Plan Company Stock Fund for Splitco common stock, each such share of Splitco common stock will be converted in the Merger into Leidos common stock, and you will receive units of a unitized stock fund holding Leidos common stock (as described further below) based on an exchange ratio of one share of Leidos common stock for each share of Splitco common stock. For a more detailed description of how to tender your shares of Lockheed Martin common stock attributable to the units held in your Lockheed Martin Savings Plan account and the applicable deadline for directing the trustee or the independent fiduciary, as applicable, to tender such shares, please refer to the specific instructions regarding how to tender such shares, if any, under the Lockheed Martin Savings Plans. If you hold units in the ESOP Fund and/or the LM Plan Company Stock Fund, you will receive the instructions from Computershare on behalf of the trustee of the Lockheed Martin Savings Plans.

Shares Held in the Sandia Savings Plan

If you have an account in the Sandia Corporation Savings and Income Plan (the “Sandia Savings Plan”) and your account holds units of the Company Common Stock Fund (the “Sandia Plan Company Stock Fund”), the unitized fund invested in Lockheed Martin common stock and cash and short-term investments maintained for liquidity purposes, the independent fiduciary for the Sandia Savings Plan will decide whether to keep or to exchange some or all of the shares attributable to the units held in your account for shares of Splitco common stock. If the independent fiduciary timely elects to exchange shares attributable to units in the Sandia Plan Company Stock Fund for Splitco common stock in accordance with the procedures described in the Prospectus, each such share of Splitco common stock will be converted in the Merger into Leidos common stock and will be immediately liquidated and reinvested in Lockheed Martin common stock. You will receive a notice from the plan administrator of the Sandia Savings Plan if the independent fiduciary elects to exchange such shares. If the independent fiduciary does not timely elect to exchange shares attributable to units in the Sandia Plan Company Stock Fund for Splitco common stock, none of the shares held for your account attributable to the units of the Sandia Plan Company Stock Fund will be exchanged for shares of Splitco common stock in the exchange offer and your holdings of units of the Sandia Plan Company Stock Fund will remain unchanged.

Shares Held in Employee Benefit Plans Other than the Lockheed Martin Savings Plans and the Sandia Savings Plan

If you own shares of Lockheed Martin common stock through an employer sponsored plan other than the Lockheed Martin Savings Plans or the Sandia Savings Plan, the terms of the plan holding those shares and any related trust and applicable law govern transactions involving the shares of Lockheed Martin common stock. You should consult with the trustee of any such plans concerning the actions that you may be required to take if you desire to participate in the exchange offer. As a general matter, the trustee of the plan or a broker, dealer, commercial bank, trust company or similar institution through which the plan holds your shares of Lockheed Martin common stock will be required to take action on your behalf to enable you to participate in the exchange offer with respect to those shares.

Signature Guarantees

Signatures on the Letter of Transmittal for shares of Lockheed Martin common stock must be guaranteed by a firm which is a member of the Securities Transfer Agents Medallion Program, or by any other “eligible guarantor institution,” as such term is defined in Rule 17Ad-15 under the Exchange Act (each of the foregoing being a “U.S. eligible institution”), except in cases in which shares of Lockheed Martin common stock are tendered either (i) by a registered stockholder who has not completed the box entitled “Special Transfer Instructions” on the Letter of Transmittal or (ii) for the account of a U.S. eligible institution.

If the certificates representing shares of Lockheed Martin common stock are registered in the name of a person other than the person who signs the Letter of Transmittal, the certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered owner or owners appear on the certificates, with the signature(s) on the certificates or stock powers guaranteed by an eligible institution.

If the Letter of Transmittal is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other entity or other person acting in a fiduciary or representative capacity, he or she should so indicate when signing, and proper evidence satisfactory to the exchange agent of his or her authority to so act, or Signature Guarantee in lieu of evidence, must be submitted with the Letter of Transmittal.

Withdrawal Rights

Shares of Lockheed Martin common stock validly tendered pursuant to the exchange offer may be withdrawn at any time before 8:00 a.m., New York City time, on the expiration date and, unless Lockheed Martin has previously accepted such shares pursuant to the exchange offer, may also be withdrawn at any time after the expiration of 40 business days from the commencement of the exchange offer (from and after September 6, 2016). Once Lockheed Martin accepts shares of Lockheed Martin common stock pursuant to the exchange offer, your tender is irrevocable.

For a withdrawal of shares of Lockheed Martin common stock to be effective, the exchange agent must receive from you a written notice of withdrawal at one of its addresses set forth on the last page of this document, and your notice must include your name and the number of shares of Lockheed Martin common stock to be withdrawn, as well as the name of the registered holder, if it is different from that of the person who tendered those shares.

If certificates have been delivered or otherwise identified to the exchange agent, the name of the registered holder and the serial numbers of the particular certificates evidencing the shares of Lockheed Martin common stock must also be furnished to the exchange agent, as stated above, prior to the physical release of the certificates. If shares of Lockheed Martin common stock have been tendered pursuant to the procedures for book-entry tender discussed in the Prospectus in the section entitled “This Exchange Offer—Terms of this Exchange Offer—Procedures for Tendering,” any notice of withdrawal must specify the name and number of the account at The Depository Trust Company to be credited with the withdrawn shares and must otherwise comply with the procedures of The Depository Trust Company. Withdrawn shares held in certificated form will be returned to the holders in the form of book-entry shares in DRS.

If you hold your shares through a broker, dealer, commercial bank, trust company or similar institution, you should consult that institution on the procedures you must comply with and the time by which such procedures must be completed in order for that institution to provide a written notice of withdrawal or facsimile notice of withdrawal to the exchange agent on your behalf before 8:00 a.m., New York City time, on the expiration date. If you hold your shares through such an institution, that institution must deliver the notice of withdrawal with respect to any shares you wish to withdraw. In such a case, as a beneficial owner and not a registered stockholder, you will not be able to provide a notice of withdrawal for those shares directly to the exchange agent.

Lockheed Martin will decide all questions as to the form and validity (including time of receipt) of any notice of withdrawal, in its sole discretion, and its decision will be final and binding. Neither Lockheed Martin nor the exchange agent, the information agent nor any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or will incur any liability for failure to give any notification.

Notwithstanding the foregoing, Lockheed Martin stockholders may challenge a determination made by Lockheed Martin in a court of competent jurisdiction and a final, non-appealable order or judgment of a court of competent jurisdiction will be final and binding on all parties.

Any shares of Lockheed Martin common stock properly withdrawn will be deemed not to have been validly tendered for purposes of the exchange offer. However, you may re-tender withdrawn Lockheed Martin common stock by following one of the procedures discussed in the Prospectus in the section entitled “This Exchange Offer—Terms of this Exchange Offer—Procedures for Tendering” at any time prior to the expiration of the exchange offer (or pursuant to the instructions sent to you separately).

Except for the withdrawal rights described above, any tender made under the exchange offer is irrevocable.

Guaranteed Delivery Procedures

If you wish to tender shares of Lockheed Martin common stock pursuant to the exchange offer but (i) your certificates are not immediately available, (ii) you cannot deliver the shares or other required documents to the exchange agent on or before the expiration date of the exchange offer or (iii) you cannot comply with the procedures for book-entry transfer through The Depository Trust Company on a timely basis, you may still tender your shares of Lockheed Martin common stock, so long as all of the following conditions are satisfied:

•	you must make your tender by or through a U.S. eligible institution;

•	on or before the expiration date, the exchange agent must receive a properly completed and duly executed notice of guaranteed delivery, substantially in the form made available by Lockheed Martin, in the manner provided below; and

•	within three New York Stock Exchange trading days after the date of execution of such notice of guaranteed delivery, the exchange agent must receive (i)(a) certificates representing all physically tendered shares of Lockheed Martin common stock and (b) in the case of shares delivered by book-entry transfer through The Depository Trust Company, confirmation of a book-entry transfer of those shares of Lockheed Martin common stock in the exchange agent’s account at The Depository Trust Company; (ii) a Letter of Transmittal for shares of Lockheed Martin common stock properly completed and duly executed (including any signature guarantees that may be required) or, in the case of shares delivered by book-entry transfer through The Depository Trust Company, an agent’s message; and (iii) any other required documents.

Registered stockholders (including any participant in The Depository Trust Company whose name appears on a security position listing of The Depository Trust Company as the owner of shares of Lockheed Martin common stock) may transmit the notice of guaranteed delivery by facsimile transmission or mail it to the exchange agent as long as it is guaranteed by a U.S. eligible institution. If you hold shares of Lockheed Martin common stock through a broker, dealer, commercial bank, trust company or similar institution, that institution must submit any notice of guaranteed delivery on your behalf.

Lost, Stolen or Destroyed Certificates

If your certificate(s) representing shares of Lockheed Martin common stock have been mutilated, destroyed, lost or stolen and you wish to tender your shares, you will need to complete an affidavit of mutilated, destroyed, lost or stolen certificate(s) (an “Affidavit”) that you may request by calling Lockheed Martin’s transfer agent, Computershare Trust Company, N.A., at (877) 498-8861. You will also need to post a surety bond for your mutilated, destroyed, lost or stolen shares of Lockheed Martin common stock and pay a service fee. Upon receipt of the completed applicable Letter of Transmittal with the completed Affidavit, the surety bond payment and the service fee, your shares of Lockheed Martin common stock will be considered tendered in the exchange offer.

The information agent for the exchange offer is:

Georgeson LLC

1290 Avenue of the Americas, 9th Floor

New York, New York 10104

All Holders Call Toll-Free: (866) 482-4931

Email: LockheedMartinExchange@georgeson.com

MANUALLY SIGNED FACSIMILE COPIES OF THE LETTER OF TRANSMITTAL WILL NOT BE ACCEPTED. THE LETTER OF TRANSMITTAL, CERTIFICATES FOR SHARES AND ANY OTHER REQUIRED DOCUMENTS SHOULD BE SENT OR DELIVERED BY EACH STOCKHOLDER OF LOCKHEED MARTIN COMPANY OR SUCH STOCKHOLDER’S BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY OR OTHER NOMINEE TO THE EXCHANGE AGENT AT ONE OF ITS ADDRESSES SET FORTH BELOW.

The exchange agent for the exchange offer is:

By Mail:	By Overnight Courier:

Computershare c/o Voluntary Corporate Actions P.O. Box 43011 Providence, RI 02940-3011	Computershare c/o Voluntary Corporate Actions Suite V 250 Royall Street Canton, MA 02021